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                                                                 EXHIBIT 21.1

                        MARCUM NATURAL GAS SERVICES, INC.

                                  SUBSIDIARIES


         WHOLLY OWNED SUBSIDIARIES OF MARCUM NATURAL GAS SERVICES, INC.:

                       Southern Flow Companies, Inc., a Delaware corporation Metretek, Incorporated, a Florida corporation
                       Marcum Gas Transmission, Inc., a Colorado corporation Marcum Denver, Inc., a Colorado corporation


         WHOLLY OWNED SUBSIDIARY OF MARCUM GAS TRANSMISSION, INC.:

                       Marcum Capital Resources, Inc., a Colorado corporation


         WHOLLY OWNED SUBSIDIARIES OF METRETEK, INCORPORATED:

                       Metretek Europe Limited, a company organized and existing
                                under the laws of Great Britain
                       Sigma VI, Inc., a Florida corporation